SCHEDULE 14A
RULE 14a-101
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

ON SEMICONDUCTOR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Steven P. Hanson
President and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

The Annual Meeting of Stockholders of ON Semiconductor Corporation (“We” or the “Company”) will be held at the Wyndham Buttes Resort, 2000 Westcourt Way, Tempe, AZ 85282 on Thursday, May 23, 2002 at 9:30 A.M., local time, for the following purposes:

1.	To elect three Class III Directors each for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2005 or until his successor has been duly elected and qualified, or until the earlier of his resignation, removal or disqualification;

2.	To consider approval of the ON Semiconductor 2002 Executive Incentive Plan;

3.	To amend the Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 300,000,000 to 500,000,000;

4.	To consider and act upon a proposal to ratify the action of the Board of Directors in selecting PricewaterhouseCoopers LLP as independent accountants to audit our consolidated financial statements for the current year; and

5.	To transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

The Board of Directors has fixed the close of business on March 25, 2002, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. For 10 days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for inspection in the offices of ON Semiconductor Corporation, Law Department, 5005 E. McDowell Road, Phoenix, AZ 85008 between the hours of 8:00 A.M. and 5:00 P.M., local time, each weekday. Such list will also be available at the Annual Meeting.

Your vote is important to us. Please vote as soon as possible by signing, dating and returning the proxy card in the enclosed postage-paid envelope.

Sincerely yours,

/s/ STEVE HANSON

April 10, 2002

IMPORTANT NOTICE

PLEASE VOTE YOUR SHARES PROMPTLY

PROXY STATEMENT
MANAGEMENT PROPOSALS PROPOSAL 1 ELECTION OF DIRECTORS
Class III -- Nominees for Terms Expiring in 2005
Class I -- Terms Expiring in 2003
Class II -- Terms Expiring in 2004
PROPOSAL 2 APPROVAL OF THE ON SEMICONDUCTOR 2002 EXECUTIVE INCENTIVE PLAN
PROPOSAL 3 AMEND THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMPANY COMMON STOCK FROM 300,000,000 TO 500,000,000
PROPOSAL 4 RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
THE BOARD OF DIRECTORS
Committees of the Board
Board Committee Membership
Compensation of Directors
COMPENSATION OF EXECUTIVE OFFICERS
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES
RETIREMENT PLAN
EMPLOYMENT AGREEMENTS AND ARRANGEMENTS/ CHANGE IN CONTROL AGREEMENTS
COMPENSATION COMMITTEE REPORT
Compensation Philosophy and Guiding Principles
Compensation Programs and Process
The Chief Executive Officer’s Compensation
Compliance with Internal Revenue Code Section 162(m)
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PERFORMANCE GRAPH STOCK PRICE PERFORMANCE
AUDIT COMMITTEE REPORT
AUDIT AND RELATED FEES
PRINCIPAL STOCKHOLDERS
RELATIONSHIPS AND RELATED TRANSACTIONS
SHARE OWNERSHIP OF DIRECTORS AND OFFICERS
SECTION 16(a) REPORTING COMPLIANCE
MISCELLANEOUS INFORMATION
Solicitation of Proxies
Annual Report/Form 10-K
Other Business
Stockholder Nominations and Proposals
Appendix A
ON SEMICONDUCTOR 2002 EXECUTIVE INCENTIVE PLAN

Notice of Annual Meeting of Stockholders
Proxy Statement	1
Management Proposals	2
Proposal 1 — Election of Directors	2
Class III — Nominees for Terms Expiring in 2005	2
Class I — Terms Expiring in 2003	3
Class II — Terms Expiring in 2004	4
Proposal 2 — Approval of the ON Semiconductor 2002 Executive Incentive Plan	4
Proposal 3 — Approval of Increase in Authorized Shares of Common Stock	7
Proposal 4 — Ratification of Appointment of Independent Accountants	8
The Board of Directors	8
Committees of the Board	8
Board Committee Membership	9
Compensation of Directors	9
Compensation of Executive Officers	10
Summary Compensation Table	10
Option Grants in Last Fiscal Year	12
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values	12
Retirement Plan	13
Employment Agreements and Arrangements/ Change in Control Agreements	13
Compensation Committee Report	16
Compensation Philosophy and Guiding Principles	16
Compensation Programs and Process	16
The Chief Executive Officer’s Compensation	17
Compliance with Internal Revenue Code Section 162(m)	18
Compensation Committee Interlocks and Insider Participation	18
Performance Graph — Stock Price Performance	19
Audit Committee Report	20
Audit and Related Fees	20
Principal Stockholders	21
Relationships and Related Transactions	22
Share Ownership of Directors and Officers	23
Section 16(a) Reporting Compliance	24
Miscellaneous Information	25
Solicitation of Proxies	25
Annual Report/ Form 10-K	25
Other Business	25
Stockholder Nominations and Proposals	25
Appendices
Appendix A — ON Semiconductor 2002 Executive Incentive Plan	A-1

i

ON SEMICONDUCTOR CORPORATION

5005 E. McDowell Road
Phoenix, Arizona 85008

PROXY STATEMENT

       This statement and the accompanying notice and proxy card are furnished in connection with the solicitation by the Board of Directors of ON Semiconductor Corporation of proxies to be used at its Annual Meeting of Stockholders to be held on Thursday, May 23, 2002 at 9:30 A.M., local time at the Wyndham Buttes Resort, 2000 Westcourt Way, Tempe, AZ 85282 and at any adjournment or postponement thereof (the “Annual Meeting”). This statement and the accompanying notice and proxy card are first being mailed to stockholders on or about April 10, 2002.

      Whether or not you plan to attend the Annual Meeting, the Board encourages you to vote your shares via mail as more fully described in the proxy card. All shares represented by valid proxies will be voted as specified. If no specification is made, the proxies will be voted in favor of:

1. Election of three Class III Directors each for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2005 or until his successor has been duly elected and qualified, or until the earlier of his resignation, removal or disqualification;

2. Approval of the ON Semiconductor 2002 Executive Incentive Plan;

3. An amendment to the Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 300,000,000 to 500,000,000; and

4. Ratification of the action of the Board of Directors in selecting PricewaterhouseCoopers LLP as independent accountants to audit our consolidated financial statements for the current year.

      If other matters properly come before the Annual Meeting, all shares validly represented by proxies will be voted in accordance with the recommendations of the Board.

Record Date and Quorum

      The Board has fixed the close of business on March 25, 2002, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 175,104,459 shares of our common stock and 10,000 shares of our Series A cumulative convertible redeemable preferred stock (the “Series A Preferred Stock”) outstanding. Holders of common stock and Series A Preferred Stock vote together as a single class. Each share of common stock is entitled to one vote. Each share of Series A Preferred Stock is entitled to a number of votes equal to the number of shares of common stock into which such share of Series A Preferred Stock would be convertible on the record date at an assumed conversion price, for voting purposes, of $3.19. Under this formula, each share of Series A Preferred Stock is entitled to 3274.54 votes for a total number of votes of 32,745,400. In summary, a total of 207,849,859, including common stock and Series A Preferred Stock, votes are entitled to be cast at the Annual Meeting.

      The presence, in person or by proxy, of holders of a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum. Abstentions, withheld votes and broker “non-votes” are included in determining whether a quorum is present. Abstentions include shares present in person but not voting and shares represented by proxy but with respect to which the holder has abstained. Broker “non-votes” occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.

Required Vote

      A plurality of the votes duly cast at the Annual Meeting is required for the election of directors. The three director-nominees receiving the highest number of votes will be elected. Withheld votes and broker non-votes are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors. The affirmative vote of (i) a majority of the votes entitled to be cast at the Annual Meeting, with the common stock and the Series A Preferred Stock voting together, and (ii) a majority of the votes entitled to be cast by the holders of the common stock voting separately as a class, is required to approve Proposal 3 to amend our Restated Certificate of Incorporation. Accordingly, abstentions and broker non-votes will have the same effect as a vote against Proposal 3. The affirmative vote of a majority of the votes duly cast at the Annual Meeting is required to approve each of the other proposals. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on the approval of any such proposal.

Revocation of Proxies

      You may revoke your proxy at any time before it is exercised by submitting to our Secretary a written notice of revocation or a properly executed proxy of a later date, or by attending the Annual Meeting and voting in person.

MANAGEMENT PROPOSALS

PROPOSAL 1

ELECTION OF DIRECTORS

      The Board is currently divided into three classes of directors. Directors hold office for staggered terms of three years and until their successors are elected and qualified, or until the earlier of their resignation, removal or disqualification. One of the three classes is elected each year to succeed the directors whose terms are expiring. Class III Directors will be elected at the Annual Meeting to serve for a term expiring at the annual meeting in the year 2005. Albert Hugo-Martinez, a director since February 2000, resigned for personal reasons as a Class III Director effective August 9, 2001, and will not stand for re-election. John J. Legere, a director since February 2001, resigned as a Class II Director effective February 19, 2002. The Class I Directors’ terms will expire in 2003. The Class II Directors’ terms will expire in 2004.

      Pursuant to an Investment Agreement dated September 7, 2001, TPG ON Holdings LLC, an affiliate of the Texas Pacific Group (“TPG”), purchased 10,000 shares of our Series A Preferred Stock for $100 million. In accordance with the terms of the Investment Agreement and the certificate of designations relating to the Series A Preferred Stock, TPG ON Holdings LLC is entitled to designate two directors to serve on our Board. Affiliates of TPG currently hold approximately 71.4% of our outstanding common stock and all of the Series A Preferred Stock. TPG ON Holdings LLC has confirmed to us in writing that, without limiting or impairing its future exercise of its designation rights under the Investment Agreement and certificate of designations, it will not exercise its right to designate any nominees for election at the Annual Meeting. (See “Relationships and Related Transactions” below.)

      Proxies will be voted FOR the election of the nominees, unless you withhold your vote on your proxy card. The Board has no reason to believe that any of these nominees will be unable to serve. However, if any one of them should become unavailable, the Board may reduce the size of the Board or designate a substitute nominee. If the Board designates a substitute, shares represented by proxies will be voted for the substitute nominee.

Class III — Nominees for Terms Expiring in 2005

      Steven P. Hanson, 54, a Director since August 1999. Mr. Hanson was appointed our President in August 1999 and Chief Executive Officer in January 2000. He served as the Senior Vice President and General Manager of the Semiconductor Components Group of Motorola, Inc. from June 1997 until August

1999. Mr. Hanson held several executive and management positions, including Corporate Vice President, after he joined Motorola, Inc. in 1971.

      Jerome N. Gregoire, 50, a Director since February 2000. Mr. Gregoire is currently an advisory board member of the Interoperability Clearinghouse, a company providing and developing standards, products and implementation resources for broadband technology located in Washington, D.C., a writer with IDG Publications and a special consultant to the Executive Leadership Team practice of Cambridge Technology Partners. From July 1996 until November 1999, Mr. Gregoire was the Senior Vice President and Chief Information Officer of Dell Computer Corporation. Prior to joining Dell, Mr. Gregoire spent 10 years with PepsiCo, Inc., most recently as Vice President of Information Systems for Pepsi-Cola Company.

      John W. Marren, 39, a Director since July 2000. Mr. Marren is a Partner of Texas Pacific Group, a privately held investment firm based in Fort Worth, Texas. From 1996 through April 2000, Mr. Marren was Managing Director and Co-Head of Technology Investment Banking at Morgan Stanley. From 1992 to 1996, he was Managing Director and Senior Semiconductor Analyst at Alex, Brown and Sons. Mr. Marren is currently the Chairman of the Board of MEMC Electronic Materials, Inc. and serves on the Boards of Directors of GlobespanVirata, Zilog, Inc. and Zhone Technologies, Inc.

      The individuals listed below are presently serving as Directors.

Class I — Terms Expiring in 2003

      Curtis J. Crawford, 54, Chairman of the Board of Directors since September 1999. Mr. Crawford is the President and CEO of Onix Microsystems, Inc., a developer and manufacturer of optically transparent switches for communication networks located in Richmond, California. From 1998 to March 2001, he was Chairman, and from 1998 to January 2001, he was President and Chief Executive Officer, of Zilog, Inc, a semiconductor design, manufacture and marketing company based in Campbell, California. On February 28, 2002, one year after Mr. Crawford left, Zilog, Inc. filed for protection under Chapter 11 of the Bankruptcy Code. From 1997 to 1998, Mr. Crawford was Group President of the Microelectronics Group and President of the Intellectual Property division of Lucent Technologies, a successor to some AT&T businesses. From 1995 to 1997, he was President of the Microelectronics Group. From 1993 to 1995, Mr. Crawford was President of AT&T Microelectronics, a business unit of AT&T Corporation. From 1991 to 1993, he held the position of Vice President and Co-Chief Executive Officer of AT&T Microelectronics. From 1988 to 1991, he held the position of Vice President, Sales, Service and Support for AT&T Computer Systems. Prior thereto, he served in various sales, marketing and executive management positions at various divisions of IBM. Mr. Crawford currently serves as a member of the Board of Trustees of DePaul University and as a member of the Boards of Directors of ITT Industries, Inc., E.I. du Pont de Nemours and CENiX, Inc.

      Richard W. Boyce, 47, a Director since September 1999. Mr. Boyce is a Partner of Texas Pacific Group, a privately held investment firm based in Fort Worth, Texas. From 1997 through January 2000, Mr. Boyce was President of CAF, Inc., a consulting firm that provided operating support and oversight to various companies controlled by Texas Pacific Group. Mr. Boyce periodically served between 1997 and 1999 as CEO of J. Crew Group, Inc. He served as interim CEO, from June to October 1998, and as Chairman, from October 1998 to March 1999, of Favorite Brands International Holding Corp., which filed for protection under Chapter 11 of the Bankruptcy Code on March 30, 1999. He was a director from 1996 to 1999. Mr. Boyce served as Senior Vice President of Operations for Pepsi-Cola North America (“PCNA”) from 1996 to 1997 and as its Chief Financial Officer from 1994 to 1996. From 1992 to 1994, Mr. Boyce served as Senior Vice President — Strategic Planning for PCNA. Prior to joining PCNA, Mr. Boyce was a Director at the management-consulting firm of Bain & Company, where he was employed from 1980 to 1992. Mr. Boyce also serves on the Board of Directors of J. Crew Group, Inc., Del Monte Foods Corporation, MEMC Electronic Materials, Inc. and Punch Group, Ltd.

      William A. Franke, 64, a Director since December 1999. Mr. Franke is the Managing Member of Air Partners III, LLC, a private equity fund focused on the air transportation industry and is a Managing General Partner of Newbridge Latin America, L.P., a private equity fund focused on investments throughout Latin America. Texas Pacific Group is a partner in both of these funds, and they have their principal office in

Ft. Worth Texas. He is also President and owner of Franke & Company, a private investment company located in Phoenix, Arizona, and has served in this position since 1987. From 1992 to 2001, Mr. Franke also served as the President, CEO and Chairman of America West Holdings Corp. and was CEO of its subsidiary, America West Airlines, Inc. Texas Pacific Group holds a controlling interest in America West Holdings Corp. Mr. Franke also serves on the Board of Directors of Phelps Dodge Corporation and the Boards of several Newbridge portfolio companies affiliated with Texas Pacific Group.

Class II — Terms Expiring in 2004

      David Bonderman, 59, a Director since August 1999. Mr. Bonderman is a Managing Partner of Texas Pacific Group, a privately held investment firm based in Fort Worth, Texas. Prior to forming Texas Pacific Group in 1992, Mr. Bonderman was Chief Operating Officer and Chief Investment Officer of Keystone Inc., a private investment firm from 1983 to August 1992. Mr. Bonderman serves on the Boards of Directors of the following companies: Continental Airlines, Inc., Co-Star Group, Inc., Denbury Resources, Inc., Ducati Motor Holdings S.p.A., J. Crew Group, Inc., Korea First Bank, Magellan Health Services, Inc., Oxford Health Plans, Inc., Paradyne Networks, Inc., ProQuest Company, Ryanair Holdings, plc, Seagate Technology, Inc., and Washington Mutual, Inc. Mr. Bonderman also serves in general partner advisory board roles for Newbridge Asia Partners, Newbridge Latin America, Aqua International, Air Partners III, LLC and TPG Ventures, all of which are affiliated with Texas Pacific Group.

      Justin T. Chang, 34, a Director since August 1999. Mr. Chang is a Partner of Texas Pacific Group, a privately held investment firm based in Fort Worth, Texas, where he has been employed since 1993. Mr. Chang currently serves on the Boards of Directors of Crystal Decisions, Inc. (formerly known as Seagate Software, Inc.) and Xiotech Corporation.

      J. Daniel McCranie, 58, a Director since November 2001. From 1993 to 2001, Mr. McCranie was employed with Cypress Semiconductor Corporation, San Jose, California, a diversified, broadline supplier with a communications focus, most recently as Vice President, Marketing and Sales. He retired from that position in 2001. From 1986 to 1993, Mr. McCranie was President, Chief Executive Officer and Chairman of SEEQ Technology, Inc., a manufacturer of semiconductor devices. Since 2000 he has served as Chairman of the Board of Xicor, Inc., a provider of reprogrammable mixed signal products for the communications, consumer and industrial markets. He also serves on the Boards of Directors of California Micro Devices Corp., a supplier of integrated thin film passive devices and complementary analog semiconductors, and ASAT Holdings Limited, a provider of package assembly and test services to the semiconductor industry.

The Board of Directors recommends a vote “for” approval of Proposal 1.

PROPOSAL 2

APPROVAL OF THE ON SEMICONDUCTOR 2002

EXECUTIVE INCENTIVE PLAN

      This section provides a summary of the ON Semiconductor 2002 Executive Incentive Plan (“EIP”) and the proposal to approve the EIP.

      We are asking stockholders to approve the EIP so that we can continue to attract, retain and motivate key executives and to ensure that payments to such key employees will be tax deductible for the Company. Our Board of Directors has approved the EIP, subject to approval by our stockholders at the Annual Meeting. Our Named Executive Officers, as defined below, have an interest in this proposal. (See “Compensation of Executive Officers” below.)

      Purpose. The purposes of the EIP are to motivate key executives to achieve our strategic and financial goals and to perform to the best of their abilities, and to ensure that payments to such key employees will be tax deductible for the Company. The EIP accomplishes those purposes by paying awards only after the achievement of specified goals that are set at the beginning of each performance period as determined by the

Compensation Committee of our Board of Directors, or a subcommittee thereof (the “Compensation Committee”). The EIP will be administered by the Compensation Committee.

      The payments made under the EIP are designed to qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code (the “Code”). Under Section 162(m), we may not receive a federal income tax deduction for compensation paid to our Chief Executive Officer or any of the four other most highly compensated executive officers in excess of $1 million in any one year. However, if we pay compensation that is “performance-based” under Section 162(m), we still can receive a federal income tax deduction for the compensation even if these executives are paid more than $1 million during a single year. The plan allows us to pay incentive compensation that is performance-based and, therefore, fully tax-deductible on our federal income tax return.

      Eligibility. The Compensation Committee selects the executive officers who will be eligible to receive awards under the EIP. Performance periods have durations as determined by the Compensation Committee. The actual number of officers who will be eligible to receive an award during any particular performance period cannot be determined in advance because the Compensation Committee has discretion to select the participants. We currently expect that five to eight officers will participate in the plan during each performance period.

      Target Awards and Performance Goals. The Compensation Committee assigns each participant a target award and performance goal or goals that must be achieved before an award actually will be paid to the participant for a performance period. The participant’s target award can be expressed as a percentage of his or her base salary at the end of the fiscal year or a specific dollar amount. The performance goals require the achievement of objectives for one or more of:

•	Earnings before interest, taxes, depreciation and amortization (“EBITDA”)

•	Net income

•	Earnings per share

•	Return on investment or assets

•	Operating income

•	Strategic positioning programs

•	Return on equity

•	New product releases

•	New product development

•	Stockholder return

•	Revenue

•	Revenue growth

•	Market share

•	Operating margin

•	Gross profit

•	Return on net assets

•	Cash flow

      Actual Awards. After the performance period ends, the Compensation Committee determines if the pre-established performance goals were achieved or exceeded. However, the EIP limits actual awards to a maximum of $5 million per person in any performance period, even if the formula otherwise indicates a larger award. In addition, the Compensation Committee has discretion to reduce or eliminate (but not increase) the award determined by the formula.

      If a participant terminates employment before the end of the performance period in which the bonus is to be earned, or terminates employment before the award is paid, the participant will not receive an award for that period (even if the performance goals actually are achieved). There is an exception for termination of employment due to retirement, disability or death, in which case, the Compensation Committee has discretion to pay out all or part of the award.

      Administration, Amendment and Termination. The Compensation Committee, or a subcommittee thereof, as appropriate, administers the EIP. The members of the Compensation Committee who administer the EIP qualify as “outside directors” under Section 162(m). Subject to the terms of the plan, the Compensation Committee has sole discretion to:

•	select the officers who will receive awards;

•	determine the terms of awards;

•	determine amounts subject to awards (within the limits of the plan);

•	accelerate the payment of awards only as permitted by the plan, the award or under Section 162(m);

•	interpret and determine all questions of policy and expediency pertaining to the plan;

•	adopt such rules, regulations, agreements and instruments as it deems necessary for proper administration of the plan;

•	determine whether awards will be granted in replacement of or as alternatives to any other incentive or compensation plan of the Company or an acquired business unit;

•	correct any defect, supply any omission, or reconcile any inconsistency in the plan, any award or any award notice;

•	adopt such plan procedures, regulations, subplans and the like as it deems necessary to enable participants to receive awards; and

•	take any and all other actions it deems necessary or advisable for the proper administration of the plan.

      The Board may amend the plan at any time and from time to time, provided however, that no amendment to the plan will be effective unless approved by our stockholders, to the extent such stockholder approval is required under Section 162(m). The Compensation Committee may suspend or terminate the EIP at any time with or without prior notice.

Federal Income Tax Consequences

      The amount of cash received by a participant is required to be recognized by such participant as ordinary income subject to withholding and we will generally be allowed a tax deduction in the amount paid to the participant.

      Section 162(m) limits the deduction of compensation in excess of $1 million per year paid to certain of our employees unless, among other exceptions, the compensation is performance-based compensation within the meaning of that provision. Assuming the EIP is approved by the stockholders, we believe that the EIP has been structured to qualify as “performance-based” compensation and, as such, Section 162(m) will not limit the deduction of compensation payable pursuant to the EIP.

      The EIP is not subject to any provision of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code.

      The preceding discussion of federal income tax consequences does not purport to be a complete analysis of all of the potential tax effects of the EIP. It is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. No information is provided with respect to foreign, state or local tax laws, or estate and gift tax considerations.

      Awards Granted to Certain Officers. The following executive officers have been selected as participants in the EIP for the year 2002: Steven P. Hanson, William George, John T. Kurtzweil, William R. Bradford and Peter Zdebel. Awards under the EIP are determined based on actual future performance, so future actual awards (if any) cannot currently be determined. There is no assurance that the pre-established performance goals will actually be achieved and therefore there is no assurance that any awards actually will be paid for fiscal 2002 or any future performance period. Performance goals for the year 2002 are based on Revenue and EBITDA target amounts. If the EIP had been adopted for the year 2001, the executive officers listed above would not have received any bonus under the EIP because Company performance goals would not have been achieved.

      This is only a summary of the EIP. For more information, see the full text of the EIP attached as Appendix A.

The Board of Directors recommends a vote “for” approval of Proposal 2.

PROPOSAL 3

AMEND THE RESTATED CERTIFICATE OF INCORPORATION TO

INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMPANY COMMON STOCK
FROM 300,000,000 TO 500,000,000

      We are asking stockholders to approve an amendment to the Restated Certificate of Incorporation of the Company to authorize an increase in the authorized number of shares of our common stock from 300,000,000 to 500,000,000. Our authorized capital stock presently consists of 300,000,000 shares of common stock, $0.01 par value per share, and 100,000 shares of preferred stock, $0.01 par value per share. The number of shares of common stock outstanding as of December 31, 2001, was 174,653,586. In addition, we have reserved shares of common stock up to a potential 80 million shares for uses that, include, without limitation, the conversion of the Series A Preferred Stock, the exercise of stock options under our 2000 Stock Incentive Plan and Founders Plan, and the purchase of shares under our 2000 Employee Stock Purchase Plan. Based on the nearly 255 million shares of common stock that are currently either outstanding or reserved for future issuance, the Board of Directors has determined that the number of unreserved shares of common stock presently available for issuance is not sufficient to provide for future contingencies. These include possible future financings, business combinations and acquisitions or other similar purposes. While the number of authorized shares of common stock is sufficient at this time to provide for our immediate needs, an increase in the authorized number of shares available for issuance would give us greater flexibility to respond to future developments and allow common stock to be issued without the expense and delay of a special meeting of stockholders. At present, there are no concrete plans or arrangements relating to the issuance of any of the additional shares of common stock pursuant to this proposal. If this proposal is approved, such shares would be available for issuance without further actions by the stockholders, unless required by our Restated Certificate of Incorporation or Bylaws, by the rules of the Nasdaq Stock Market (“NASDAQ”) or any stock exchange on which our common stock may be listed, or by applicable law. If any such shares are to be issued in connection with potential business transactions that independently require stockholder approval, such approval will be sought at the appropriate time.

      The Board of Directors has adopted a resolution authorizing the necessary amendment to the Restated Certificate of Incorporation to increase the authorized number of shares our common stock, subject to stockholder approval. The Board of Directors believes that the proposed amendment will provide certain long-term advantages to us and to our stockholders.

      In the event additional shares of common stock are issued, existing holders of shares of common stock would have no preemptive rights under our Restated Certificate of Incorporation or otherwise to purchase any of such shares. It is possible that shares of common stock may be issued at a time and under circumstances that may dilute the voting power of existing stockholders, increase or decrease earnings per share and increase or decrease book value per share of the shares presently outstanding.

The Board of Directors recommends a vote “for” approval of Proposal 3.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      The Board of Directors, on the recommendation of the Audit Committee, has appointed PricewaterhouseCoopers LLP as independent accountants to audit our consolidated financial statements for the year ending December 31, 2002, subject to ratification by the stockholders.

      A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions by stockholders.

      Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent accountants is not required by our Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice.

      If the stockholders fail to ratify the election, the Audit Committee and the Board of Directors will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of different independent accountants at any time during the year if they determine that such an appointment would be in our best interest and the best interest of our stockholders.

The Board of Directors recommends a vote “for” approval of Proposal 4.

THE BOARD OF DIRECTORS

      The Board of Directors met ten times last year and committees of the Board held twenty-two committee meetings, including the meetings of the Special Independent Committee formed to evaluate the terms of an investment proposal made by TPG Partners II, L.P. resulting in the issuance of the Series A Preferred Stock (the “Special Independent Committee”). On average, the directors attended 83% of the total Board and committee meetings held in 2002. Messrs. Bonderman and Franke each attended less than 75% of the aggregate number of meetings of the Board and the committees on which he served in 2001.

Committees of the Board

      Audit Committee: This committee meets with management to review significant accounting policies and practices, financial reporting issues, the adequacy of our financial, accounting, and reporting control processes as well as the scope, timing and results of audits performed by our independent accountants and internal auditors. As appropriate, it consults with the independent accountants on various audit matters. The committee reviews our annual and quarterly financial statements and the related annual Form 10-K and quarterly Form 10-Q reports. It also considers the propriety and ethical implications of events relating to our Code of Conduct, reviews the independent accountants’ ultimate accountability to us and our stockholders and reviews the activities and qualifications of our internal audit function. The committee reviews fees of our independent accountants to determine whether the provision of non-audit services is compatible with maintaining the accountants’ independence, and recommends the appointment of our independent accountants to the Board. The committee may employ, at our expense, outside accountants, outside counsel and other experts it deems necessary to carry out its obligations under its charter. It also reviews the adequacy of its charter at least annually. It operates under a formal written charter. The Audit Committee met eleven times in 2001.

      Compensation Committee: This committee reviews and approves our compensation philosophy and programs covering executive officers and key management employees as well as the appropriateness of our compensation practices for our key officers. The committee also reviews the performance levels of our executive officers and, along with the Board, determines base salaries and equity and incentive awards for our executive officers. The committee also makes recommendations to the Board concerning the directors’ compensation, reviews our employee benefit plans, reviews management’s proposals to make significant management and/or reporting changes or significant changes to existing benefit plans, and oversees our plans for management succession. This committee also operates under a formal written charter. The Compensation Committee met four times in 2001.

      Executive Committee: This committee has the authority to exercise all delegable powers of the full Board of Directors when the Board is not in session, except that it does not have the power, among other things, to declare dividends, issue stock, amend the Bylaws or take any action that requires stockholder approval. This committee also reviews Board governance procedures, reviews our compliance program, reviews the composition of the Board of Directors and the qualifications of persons identified as prospective directors, recommends the candidates to be nominated for election as directors, and, in the event of a vacancy on the Board, recommends any successors. This committee also operates under a formal written charter. The Executive Committee met three times in 2001.

      The Board does not have a nominating committee. For description of the procedure for shareholder nominations, see “Stockholder Nominations and Proposals” below.

Board Committee Membership

Executive Committee Curtis J. Crawford* Richard W. Boyce Steven P. Hanson	Audit Committee Jerome N. Gregoire** William A. Franke J. Daniel McCranie	Compensation Committee Richard W. Boyce* Jerome N. Gregoire J. Daniel McCranie

*	Chairman

**	Acting Chairman

Compensation of Directors

      Directors who are our officers do not receive any additional compensation for their services as a Director. The Chairman of the Board is entitled to receive quarterly payments of $25,000. Non-employee Directors are entitled to receive a quarterly cash retainer of $5,000. Members of the Audit Committee are entitled to receive an additional quarterly payment of $2,500. Non-employee Directors are entitled to receive a meeting fee of $1,500 for each Board and Committee meeting they attend. All Directors are reimbursed for reasonable expenses incurred to attend Board and committee meetings. Due to our financial circumstances in 2001, the Directors entitled to receive Board and Committee meeting fees, waived receipt of many of those fees. Board members serving on the Special Independent Committee each received a one-time retainer of $20,000. (See “Relationships and Related Transactions” below.)

      Non-employee Directors participate in the 2000 Stock Incentive Plan. During 2001, Mr. Gregoire and Mr. Hugo-Martinez (who resigned from the Board effective August 9, 2001) each received non-qualified options to purchase 20,000 shares of common stock for $6.00 per share. These options vest over a two-year period, subject to the Director’s continued service on the Board. In addition, Mr. Legere, who resigned from the Board effective February 19, 2002, received during 2001 a non-qualified option to purchase 21,428 shares of our common stock for $7.00 per share, which vest over a three-year period. In March 2002, for his special assistance to the Board, acting as a Board and committee member, Mr. McCranie received an option to purchase, with immediate vesting, 30,000 shares of our common stock with an exercise price of $3.34. The exercise price for all these options was 100% of the fair market value of the shares on the grant date.

      Under the Director Deferred Compensation Plan adopted in March 2000, non-employee Directors may defer up to 100% of their annual retainer and meeting fees on substantially the same terms and conditions as the Executive Deferred Compensation Plan described below. For further information, see “Relationships and Related Transactions” and the “Compensation Committee Report” below.

COMPENSATION OF EXECUTIVE OFFICERS

      The following tables set forth information concerning compensation earned by, or paid for, services in all capacities to us and our subsidiaries for the periods indicated, to (1) our Chief Executive Officer, (2) the four most highly paid executive officers who were serving as executive officers at the end of the last fiscal year and (3) an executive officer who was one of the four most highly compensated executive officers during the fiscal year, but resigned during 2001 and was therefore not serving as an executive officer at the end of the fiscal year (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

					Long-Term
					Compensation
		Annual Compensation
					No. of Securities
				Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary(1)(2)	Bonus(3)	Compensation(4)	Options(5)	Compensation(6)

Steven P. Hanson	2001	$376,615	$0	$19,800	400,000	$(2,045)
President and Chief	2000	411,538	533,318	14,400	50	9,618
Executive Officer(7)	1999	339,744	276,533	4,800	800,000	729,819
William George	2001	279,110	0	14,400	100,000	9,500
Senior Vice President and	2000	310,961	371,999	376,900	50	10,196
Chief Manufacturing Officer	1999	276,978	155,197	4,800	433,333	421,500
Dario Sacomani	2001	230,400	0	14,400	100,000	48,222
Senior Vice President,	2000	226,566	338,037	14,400	50	10,615
Chief Financial Officer	1999	230,263	155,484	4,800	433,333	826,250
and Treasurer(8)
Michael Rohleder	2001	309,232	0	14,400	533,000	110,296
Senior Vice President and	2000	350,000	248,428	14,400	50	51,486
Director of Sales and	1999	112,179	439,979	4,800	466,667	29,955
Marketing(8)(9)
Frans van Wijk	2001	126,456	0	—	70,000	476,793
Vice President and General	2000	75,000	304,600	—	300,000	75
Manager Broadband	1999	—	—	—	—	—
Business(9)
Peter Zdebel	2001	257,385	0	30,000	120,000	19,752
Vice President and General	2000	75,385	56,323	8,077	90,000	346
Manager of High Frequency	1999	—	—	—	—	—
Clock and Data Management
Business(9)

(1)	Amounts in 1999 for Messrs. Hanson, George and Sacomani, represent their combined salary earned at both Motorola and the Company during the year. Messrs. van Wijk and Zdebel were not employed by us during 1999.

(2)	Messrs. van Wijk’s and Rohleder’s employment terminated effective May 25, 2001 and January 28, 2002, respectively. (See “Employment Agreements and Arrangements/ Change in Control Agreements” below.)

(3)	There were no performance-based bonuses earned in the year 2001. Amounts listed in 2000 include performance-based bonuses for fiscal year 2000 paid in 2001 and, for Messrs. Hanson, George and Sacomani, a special one-time bonus of $150,000 pursuant to their employment agreements. Amounts listed in 1999 include performance-based bonuses for fiscal year 1999 paid in 2000, and for Messrs. Hanson, George and Sacomani, annual bonuses earned in 1999 and payable by Motorola, Inc. in 2000.

(4)	Messrs. Hanson, George, Sacomani and Rohleder were provided with a car allowance of $1,200 per month. For 2001, Mr. Zdebel was paid a yearly travel allowance, rather than a car allowance, due to his proximity to the Austin, Texas area where he performed much of his work for us. Mr. van Wijk did not receive a car allowance. Included in the year 2001 is $5,400 for Mr. Hanson and included in the year 2000, $362,500 for Mr. George resulting from their exercise of stock options.

(5)	During 1999 Messrs. Hanson, George, Sacomani and Rohleder were granted options (“Founders Options”) under the 1999 Founders Stock Option Plan (the “Founders Plan”) with an exercise price of $1.50 per share to purchase 800,000, 433,333, 433,333 and 466,667 shares, respectively, of our common stock, which become exercisable generally on a semi-annual basis over a four-year period. These numbers have been restated to reflect the 2 for 3 reverse stock split that occurred in April 2000. During 2000, Messrs. Hanson, George, Sacomani and Rohleder each received an option for 50 shares at an exercise price of $16.00, Mr. van Wijk received an option for 200,000 shares and one for 100,000 shares at the exercise price of $17.375 and $9.0312, respectively, and Mr. Zdebel received an option for 90,000 shares at an exercise price of $13.0625. The 2000 grants become exercisable annually over a four-year period. For options granted in 2001, see “Option Grants in Last Fiscal Year” below. Effective with Mr. Rohleder’s employment termination on January 28, 2002, 58,333 of his options became exercisable pursuant to his separation agreement and the remainder of his options terminated. Mr. van Wijk’s employment with us terminated prior to the vesting of any of his unvested options. (See “Employment Agreements and Arrangements/ Change in Control Agreements” below.)

(6)	For 2001, amounts include our 401(k) plan match for Messrs. Hanson, George, Sacomani, Rohleder and van Wijk of $8,750, $7,875, $9,450, $9,472 and $7,131, and disability insurance, group term life insurance and/or Cobra payments of $1,317, $1,625, $672, $824 and $19,662, respectively; for Mr. Zdebel, amounts include disability insurance, group term life and/or Cobra payments of $1,468, relocation expenses of $12,479, tax gross-up payment for federal, state and local taxes (“Tax Gross-up”) of $4,305, and a patent award of $1,500; for Mr. Rohleder, amounts include a one-time retention payment of $100,000; for Mr. van Wijk, amounts include a severance payment in the amount of $450,000 minus repayment of his signing bonus of $115,000, made pursuant to his employment and termination agreements, payable $323,076 in 2001 and the remainder in 2002 (see “Employment Agreements and Arrangements/ Change in Control Agreements” below); Mr. Sacomani received Tax Gross-up income of $38,100; and Mr. Hanson had a tax equalization adjustment for a previous year of $(12,112). For 2000, amounts include our 401(k) plan match for Messrs. Hanson, George, Sacomani and Rohleder of $8,500, $8,650, $8,419 and $3,853, and group term life insurance of $1,118, $1,546, $179 and $345, respectively; for Mr. Sacomani, amounts also include a relocation payment of $2,017; for Mr. Rohleder, amounts also include a relocation of $38,949 with a Tax Gross-up payment in the amount of $8,339. For 1999, amounts include relocation expenses for Mr. Rohleder of $29,955. For Messrs. Hanson and Sacomani, amounts include relocation expenses, tax equalization settlements and a Tax Gross-up payment in 1999 and 2000 related to international assignments completed in 1999 of $227,319 and $539,150, respectively. For Messrs. Hanson, George and Sacomani, amounts also include a special bonus in connection with the Recapitalization (as discussed in “Relationships and Related Transactions” below) of $502,500, $421,500 and $287,100, respectively.

(7)	Mr. Hanson was appointed Chief Executive Officer effective January 21, 2000.

(8)	Effective April 1, 2002, John Kurtzweil became our Senior Vice President, Chief Financial Officer and Treasurer. Mr. Sacomani will remain with us to assist Mr. Kurtzweil to achieve a smooth leadership transition. His further plans are as yet undetermined. In addition, effective March 28, 2002, William Bradford became our Senior Vice President of Sales and Marketing. (See “Employment Agreements and Arrangements/ Change In Control Agreements” below).

(9)	Messrs. Rohleder and van Wijk were not employed by Motorola, Inc. in 1999. Messrs Rohleder, van Wijk and Zdebel commenced employment with us on September 1, 1999, September 25, 2000 and September 18, 2000, respectively.

OPTION GRANTS IN LAST FISCAL YEAR

      The following table sets forth information regarding grants of options to purchase our common stock to the Named Executive Officers in 2001.

					Potential Realizable Value at
	Number of	Percent of			Assumed Annual Rates of
	Securities	Total Options	Exercise		Stock Appreciation For
	Underlying	Granted to	Or Base		Option Term
	Options	Employees in	Price	Expiration
Name	Granted	Fiscal Year	($/Sh)	Date	5%($)	10%($)

Steven P. Hanson	400,000	4.76%	$6.13	02/21/11	$1,540,792	$3,904,669
William George	100,000	1.19%	$6.13	02/21/11	$385,198	$976,167
Dario Sacomani	100,000	1.19%	$6.13	02/21/11	$385,198	$976,167
Michael Rohleder	533,000	6.34%	$6.13	02/21/11	$2,053,103	$5,202,971
Frans van Wijk	70,000	0.83%	$6.13	02/21/11	$269,289	$682,967
Peter Zdebel	20,000	0.24%	$6.13	02/21/11	$77,040	$195,233
Peter Zdebel	100,000	1.19%	$3.86	07/18/11	$242,753	$615,185

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR END OPTION VALUES

      The following table sets forth, on an aggregate basis, certain information with respect to the value of unexercised options held by the Named Executive Officers at the end of 2001.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Number of		Options at		In-The Money Options
	Shares		December 31, 2001		at December 31, 2001(2)
	Acquired on	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Steven P. Hanson	30,000	$5,400	370,000	800,050	$210,900	$228,000
William George	0	0	191,666	316,717	$109,250	$123,500
Dario Sacomani	0	0	216,666	316,717	$123,500	$123,500
Michael Rohleder(3)	0	0	233,333	766,384	$133,000	$133,000
Frans van Wijk(3)	0	0	0	0	$—	$—
Peter Zdebel	0	0	22,500	187,500	$—	$—

(1)	The value realized equals the difference between the option exercise price and the fair market value of our common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)	In-the-money options include only options for which the underlying security price at December 31, 2001 was greater than the exercise price of the options. The value of exercisable and unexercisable options equals the difference between the option exercise price and the closing price of our common stock on December 31, 2001 (the last day of trading for the fiscal year ended December 31, 2001), multiplied by the number of shares underlying the options. The closing price of our common stock on December 31, 2001, as reported on the NASDAQ National Market, was $2.07 per share.

(3)	Mr. Rohleder’s employment termination was effective January 28, 2002. The options listed for him above include all options granted as of December 31, 2001. However, pursuant to his severance agreement, 58,333 options were subsequently accelerated, and the remaining unvested options terminated. The options granted to Mr. van Wijk did not vest prior to his employment termination on May 25, 2001.

RETIREMENT PLAN

      We maintain a Retirement Plan that covers employees within the United States, including certain of the Named Executive Officers, whose sum of age plus years of service as of August 3, 1999, equaled or exceeded 65. The Retirement Plan provides for monthly pension benefits pursuant to a formula based on an employee’s years of service on or after January 1, 1978, employee contributions made prior to January 1, 1978, and compensation level (calculated as final average earnings for the five years of highest pay during the last ten years of employment) before age 65. No additional Retirement Plan benefits will accrue after December 31, 2004. Messrs. Hanson and George are the only Named Executive Officers covered by the Retirement Plan. As of December 31, 2001, Messrs. Hanson and George had approximately 30 years and 33 years of service, respectively, including their years of employment at Motorola. The 2001 annual compensation covered by the Retirement Plan for each of these officers is $170,000. Messrs. Hanson and George did not make employee contributions to the Retirement Plan during their years of service prior to January 1, 1978.

      The following table shows the estimated annual benefits payable under the current Retirement Plan for employees who are eligible under the criteria stated above assuming a life annuity benefit:

	Years of Service

Remuneration	15	20	25	30	35

$100,000	$26,872	$30,629	$33,635	$33,635	$33,635
125,000	34,624	39,632	43,639	43,639	43,639
150,000	42,373	48,631	53,637	53,637	53,637
175,000	46,714	53,672	59,239	59,239	59,239
200,000	46,714	53,672	59,239	59,239	59,239

      We previously maintained a retirement plan that covered employees in the United States who (i) participated in the Motorola, Inc. retirement plan prior to transferring employment to the Company, (see “Relationships and Related Transactions” below), (ii) who had at least one full year of service with Motorola prior to August 3, 1999, and (iii) for whom the sum of age plus years of service as of August 3, 1999, was less than 65. We provided participants in this recently terminated retirement plan the option of receiving a lump sum payment or having an annuity purchased from an insurance company. Mr. Sacomani received a lump sum distribution of $151,960 on May 11, 2001, from this terminated retirement plan.

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS/

CHANGE IN CONTROL AGREEMENTS

      We entered into employment agreements or arrangements with each of the following Named Executive Officers: Messrs. Hanson, George, Sacomani, Rohleder, Zdebel and van Wijk. We also entered into employment arrangements with John Kurtzweil, effective March 18, 2002, who became our Senior Vice President, Chief Financial Officer and Treasurer, and with William Bradford, effective March 28, 2002, who became our Senior Vice President of Sales and Marketing.

      The agreements with Messrs. Hanson, George and Sacomani provide for an employment term ending on August 4, 2002, August 4, 2003, and December 31, 2003, respectively. The arrangement with Mr. Zdebel does not set a specific employment term. The agreements/arrangements with Messrs. Hanson, George, Sacomani and Mr. Zdebel, provide an annual base salary, subject to periodic adjustment, of $425,000, $315,000, $260,000 and $280,000 respectively, and an annual target bonus up to 70%, 60%, 60% and 40%, respectively, of the base salary depending on achievement of annual performance objectives. We adopted certain annual bonus plans in order to implement the annual bonus arrangements described in this paragraph. For a summary of these bonus arrangements, see “Compensation Committee Report — Compensation Programs and Process — Incentive Awards” below.

      Due to our financial circumstances during fiscal year 2001, Messrs. Hanson, George, Sacomani and Rohleder each voluntarily took a reduction of 10% in the salary to which he was entitled under his employment agreement from March 4, 2001 to April 15, 2001. They then took an additional 10% reduction in salary on April 15, 2001. Mr. Zdebel took a voluntary 15% reduction in pay beginning on April 15, 2001. They returned to full salary on October 29, 2001. Mr. van Wijk took a voluntary salary reduction of 15% beginning on April 15, 2001, and he returned to full salary on May 25, 2001.

      Mr. Kurtzweil’s employment arrangement provides for annual base salary, subject to periodic adjustment, of $360,000 and an annual target bonus of 60% of base salary. He also received a hiring bonus of $180,000 and a tax gross-up payment in an amount sufficient to pay federal, state and local income taxes (“tax gross-up”) resulting from the hiring bonus. In addition, he also received an option to purchase 500,000 shares of common stock at an exercise price of $                    , which was the fair market value of the stock on the date of the grant. The options vest annually over a four-year period. Mr. Kurtzweil’s employment arrangement has no set term.

      Mr. Bradford’s employment agreement provides for an annual base salary of $320,000 and a target bonus of 60% with a guaranteed minimum bonus for the year 2002 of $96,000. He also receives a hiring bonus of $250,000 and tax gross-up. If Mr. Bradford stays with us for one year, he will receive a “stay bonus” of $50,000 and tax gross-up. He also receives a relocation benefit wherein we will purchase his residence in Atlanta, Georgia, for $900,000 (“Purchase Price”); however, if the appraised value is less than $550,000, the Purchase Price will be reduced by an amount equal to the excess of $550,000 over the appraised value. He received a grant of options to purchase 600,000 shares of our common stock at an exercise price of $          per share, which was the fair market value on the date of the grant, with vesting annually over a four year period. Mr. Bradford’s employment agreement has no set term.

      Messrs. Rohleder and van Wijk left our employ on January 28, 2002, and May 25, 2001, respectively. The employment agreement with Mr. Rohleder provided for an employment term of three years ending on September 1, 2002 and for an annual base salary of $350,000. Mr. Rohleder was eligible to receive an annual bonus of up to 200% of his base salary based on achievement of annual performance objectives. The employment arrangement with Mr. van Wijk provided for a salary of $300,000, a minimum bonus of $140,000 for the year 2000, to be paid in the year 2001, and for 2002, a target bonus of up to 50% of his base salary. There was no set period of employment. He received a one time “signing bonus” in the amount of $115,000 that was refundable if he terminated his employment in his first year.

      In connection with his termination of employment, we paid Mr. Rohleder a severance payment of $700,000 pursuant to his employment agreement and he was also provided with certain continuation coverage of medical benefits and certain ancillary benefits, including relocation costs of up to $15,000. In addition, we accelerated the vesting of 12 1/2% (58,333) of the options granted to him. His unvested options were cancelled pursuant to the terms of the grant. On March 9, 2001, we provided Mr. Rohleder with a loan of $1,000,000 to refinance his home. The loan, secured by Mr. Rohleder’s personal residence, required interest at the rate of 5.07% per annum and payment at the earlier of the fifth anniversary of the loan date or ninety days after his termination of employment. Under his termination agreement the loan repayment period was extended to 150 days from his termination date.

      Under Mr. van Wijk’s severance agreement, he received a severance payment of $450,000, representing one year of base salary of $300,000, payable over a twelve month period, and $150,000 as an estimate of what his target bonus for 2001 would have been under his employment arrangement. Since he left his employment within one year, he was required to repay the signing bonus of $115,000 paid to him at the inception of his employment.

      Under the terms of his employment agreement, if Mr. Hanson is terminated “without cause” (as defined in his employment agreement), he will be entitled to a lump sum payment of two times the sum of (i) the highest rate of his annualized base salary in effect at any time up to and including the date of termination, and (ii) the annual bonus he earned in the year immediately preceding his date of termination. In addition, if he is terminated “without cause” within two years after a “change in control” (as defined in his employment agreement), he will be entitled to continuation of medical benefits provided generally to our other executives for the greater of two years from the date of termination or the expiration of the term of employment under the agreement. In the event of a “change in control”, he will be entitled to continuation of medical coverage, if he resigns for “good reason” (as defined in his employment agreement). If Mr. Hanson is terminated “without cause” after there is a “change in control” (as defined in his employment agreement), all of the options granted to him under the Founders Plan will immediately be exercisable. He is subject to customary non-solicitation of employees and confidentiality provisions.

      If the employment of Mr. George is terminated “without cause” (as defined in his employment agreement), he is entitled to a lump sum payment equal to the product of two times the sum of (A) the highest rate of his annualized base salary in effect at any time up to and including the date of termination, and (B) the annual bonus earned by him in the year immediately preceding his date of termination. If, prior to the “scheduled termination date” (as defined in his employment agreement), his employment is terminated “without cause” or he resigns for “good reason” (both as defined in his employment agreement), all unvested options granted prior to the “scheduled termination date” will become immediately exercisable on the earlier of (i) the “scheduled termination date” or (ii) the other termination date. If termination is on or after the “scheduled termination date” and is (i) without cause, (ii) due to retirement on the “scheduled termination date”, or (iii) due to his death, then all current and future stock options granted to him (to the extent exercisable on date of termination) will remain fully exercisable until the first to occur of (i) the last day of the three-year period after termination and (ii) the tenth anniversary of the grant date of the option. If a “qualifying termination” (as defined in the employment agreement) occurs and we achieve certain cost reduction goals by December 2002, all current and future stock options granted to him (to the extent exercisable on date of termination) will remain fully exercisable until the first to occur of (i) the last day of the five-year period after termination and (ii) the tenth anniversary of the grant date of the option. He is also subject to customary non-solicitation of employees and confidentiality provisions.

      For Mr. Sacomani, if he is terminated “without cause” (as defined in his employment agreement), he is entitled to two times the sum of (A) the highest rate of his annualized base salary in effect at any time up to and including the date of termination, and (B) the higher of (i) the annual bonus earned by him in the year immediately preceding his date of termination, or (ii) a pro rata portion of his target bonus amount (based on those calendar quarters out of the previous four in which company and performance targets were met). His target bonus amount is 60% of base salary. If his employment is terminated by us “without cause” or by him for “good reason” (both as defined in his employment agreement) all options granted under the Founders Plan will become immediately exercisable unless he resigned for “good reason” within one year following a “change in control”. All other options granted will not accelerate. If his employment is (1) terminated within two years after a “change in control” and (2) the termination is either by us “without cause” or by him for “good reason”, all options granted to him will become immediately exercisable, except that if the termination is within one year of a “change in control” and is for “good reason”, the options granted under the Founders Plan will not accelerate. If the termination by us “without cause” is due to his death or disability, then all current and future stock options granted to him (to the extent exercisable on date of termination) will remain fully exercisable until the first to occur of (i) the last day of the two-year period after termination and (ii) the tenth anniversary of the grant date of the option. He is also subject to customary non-solicitation of employees and confidentiality provisions.

      For Mr. Kurtzweil, if his employment is terminated “without cause” he will be entitled to severance in the amount of his annual base salary in effect immediately prior to the date of termination which will be paid ratably in equal installments over a twelve month period. If he voluntarily terminates his employment or is terminated by us “for cause” within twelve months, the hiring bonus must be repaid and he will not be entitled to severance benefits. He is also subject to customary non-solicitation of employees and confidentiality provisions on termination. For Mr. Bradford, if his employment is terminated “without cause” or for “good reason” (both as defined in his employment agreement) he will be entitled to severance in the amount of his annual base salary in effect immediately prior to the date of termination plus the amount of his bonus earned in the year preceding his termination, all of which will be paid in twelve equal installments. If his employment is terminated “without cause” within two years following a “change in control” (as defined in his employment agreement), the options granted under his employment agreement will become immediately exercisable. If Mr. Bradford is terminated by us for “cause” or by him for other than “good reason”, within twelve months of his starting date, the hiring bonus must be repaid. If he is terminated by us for “cause” or by him for other than “good reason”, within twenty-four months, he must repay the excess of the Purchase Price over the appraised value of his Atlanta, Georgia residence, and his stay bonus must be repaid. He is also subject to customary non-solicitation of employees and confidentiality provisions on termination.

      On March 10, 2001, James Thorburn, a former senior officer, left our employment. On July 21, 2000, we provided him with a loan of $1.469 million to purchase a home. The loan accrued interest at the rate of 6.62% per annum. Pursuant to his severance agreement, Mr. Thorburn was required to pay the interest that had accrued on the loan through his severance date, and the repayment period was extended to 18 months after his severance date, during which time he was required to make monthly interest payments.

COMPENSATION COMMITTEE REPORT (1)

      The Compensation Committee (the “Committee”) consists entirely of non-employee directors. The Committee sets the compensation of the Chief Executive Officer, reviews, administers and makes decisions each year regarding the effectiveness of compensation programs and policies for other key executives, and approves stock option grants and other programs and arrangements for all executive officers.

Compensation Philosophy and Guiding Principles

      Our executive compensation programs are designed to attract, motivate, and retain highly talented executives. We have adopted a compensation philosophy based on a performance driven culture in which total compensation (short and long term incentives) should vary with individual performance and our performance as a company. The Committee’s goal is to provide base salaries and incentive plans that are competitive with other industry participants and which align management’s financial interests and ownership with those of the stockholders by providing stock option grants as long term incentives.

Compensation Programs and Process

      The Committee relies, in part, on third party compensation experts in establishing and reviewing its compensation programs and processes for its executive officers. The Committee also uses compensation survey data from a number of independent sources. Our total compensation of executives and other employees is compared to external sources to ensure that our programs are competitive. Competitive peer companies and compensation survey data are used for comparison in the executive categories and industry-specific and related surveys are used for our other positions.

      Our executive officers receive certain perquisites. They are also eligible to participate in benefit programs designed for all of our full time employees. These programs include medical, disability and life insurance programs. The three major components of our executive officer compensation are base salary, annual and/or semi-annual incentive awards and long term incentives. The Committee uses subjective judgment in determining executive officers’ compensation levels for all these components and takes into account both qualitative and quantitative factors. No specific weights are assigned to these factors.

      Base Salary. Salaries set for all officers are reviewed for comparability with peer companies. We also consult with compensation experts and review available data, including published salary surveys and other compensation data for semiconductor and high technology companies.

      Incentive Awards. The Committee sets the bonus component of executive incentive compensation under annual and/or semi-annual bonus plans (the “Bonus Plans”). The Bonus Plans are administered by the Committee and, subject to our performance, are designed to provide an annual and/or semi-annual bonus to

(1)	Pursuant to Item 402(a)(9) of Regulation S-K promulgated by the Securities and Exchange Commission, neither the “Compensation Committee Report” nor the material set forth in “Performance Graph — Stock Price Performance Graph” shall be deemed to be filed with the Commission for purposes of the Securities Exchange Act of 1934, as amended, nor shall such report or such material be deemed to be incorporated by reference in any past or future filing by the Company under the Securities Exchange Act of 1934, as amended or the Securities Act of 1933, as amended.

certain regular full time and part time employees working 20 hours or more per week who provide a significant contribution to us or our subsidiaries. If chosen to participate in the Bonus Plans by the Committee, an employee’s total bonus is computed based on objective performance and/or subjective components. Typically these plans have been based on earnings before interest, taxes, depreciation and amortization (“EBITDA”). Certain eligible employees can opt to have all or a percentage of a bonus paid under the Bonus Plans deferred into the ON Semiconductor Executive Deferred Compensation Plan for tax purposes if the employees qualifies as a “select group of management or highly compensated employees.” (See “Compensation Committee Report — 401(k) Plan and Executive Deferred Compensation” below.) No bonuses were earned under the Bonus Plans in 2001.

      Long Term Incentives. We grant stock options to provide long term incentives for executive officers and other key employees in an effort to align the individual’s interests with those of the stockholders and to provide each individual with a significant incentive to manage us from the perspective of an owner. Annual grants of options are made at an exercise price equal to the fair market value of a share on the day of the grant, and expire ten years from the date of the grant. The number of options granted may be based on comparison to competitive survey data and may also be adjusted based on individual performance, retention, and other special factors. Options are granted to key contributors under the 2000 Stock Incentive Plan and normally provide that, subject to continued employment, options vest at a rate of twenty-five percent per year over a period of four years beginning on the first anniversary date of the grants.

      2000 Employee Stock Purchase Plan. In addition to encouraging stock ownership by granting stock options, we further encourage all eligible employees worldwide to own our common stock through the ON Semiconductor 2000 Employee Stock Purchase Plan. The stock is purchased at a price equal to 85% of the fair market value of such shares as determined under the plan through this tax-qualified employee stock purchase plan. The number of shares of stock subject to a participant’s purchase right for any offering period will not exceed the lesser of: (1) 500 shares of stock, or (2) the number derived by dividing $6,250 by 100% of the fair market value of one share of stock on the first day of the offering period. Participants can contribute up to ten percent of their salary toward the purchase of our common stock. The Employee Stock Purchase Plan allows employees to profit when the value of our stock increases over time.

      401(k) Plan and Executive Deferred Compensation. We have both tax-qualified and non-qualified capital Accumulation/ Retirement plans. The tax-qualified plan, the 401(k) Plan, is available to eligible employees in the U.S., and there are similar plans for certain non-U.S. operations.

      The non-qualified plan, Executive Deferred Compensation Plan, was adopted in December 1999 and allows key employees to defer up to 25% of their base salary and up to 100% of their incentive compensation up to a maximum of $250,000 per year. Participants generally receive their deferred amounts, plus any earnings or less any losses thereon, at the earliest to occur of death, disability, retirement, termination of employment, a “change in control” event, as defined in the plan, or a designated date which must be at least four calendar years after the date of deferral. We do not contribute to the Executive Deferred Compensation Plan.

The Chief Executive Officer’s Compensation

      Steven P. Hanson has served as our President since August 1999 and as Chief Executive Officer since January 2000. In determining his compensation for 2001, the Committee included both cash-based and equity-based elements and made an overall assessment of his leadership in achieving our near term and long term strategic, operational and business goals. Mr. Hanson’s total compensation package reflects consideration of competitive forces, his individual performance, and our performance. No specific weights have been assigned to these categories.

      Pursuant to his employment agreement, in 2001, Mr. Hanson, although entitled to receive $425,000 as base salary, received a base salary of $376,615 and no performance-based bonus was earned in 2001. Mr. Hanson and our other executive officers voluntarily reduced their base salary by 10% on March 4, 2001 and further reduced their salary by an additional 10% on April 15, 2001. They returned to full salary on October 29, 2001. Mr. Hanson received an option for 400,000 shares in 2001 at an exercise price of $6.125 per share. In January 2002, he received an option for 350,000 shares at an exercise price of $3.22 per share. Each of Mr. Hanson’s options granted in 2001 and 2002 were made pursuant to the 2000 Stock Incentive Plan and vest 25% annually over a four-year period.

      The Committee believes that Mr. Hanson’s 2001 compensation was appropriately linked to our financial goals and stockholder returns and is reasonable in relation to the compensation paid to chief executive officers of comparable publicly held semiconductor companies. As the members of the Committee, we reviewed and approved the compensation of Mr. Hanson and our other executive officers for 2001, following the principles and procedures outlined in this report.

Compliance with Internal Revenue Code Section 162(m)

      The Committee adopted the following policy in order to qualify certain compensation paid to our Named Executive Officers as performance-based compensation, and to ensure that to the extent possible the compensation is deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code:

      Section 162(m) of the Internal Revenue Code limits the tax deductibility by a company of compensation in excess of $1,000,000 paid to its Chief Executive Officer and the four most highly compensated executive officers (other than the Chief Executive Officer) during a single year. However, performance-based compensation that has been approved by stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and certain other criteria are met.

      Based on our understanding of the regulations under Section 162(m), we believe that the full amount of compensation resulting from the exercise of options under our 1999 Founders Stock Option Plan and 2000 Stock Incentive Plan (“2000 SIP”), and future payments of any cash bonuses under the EIP, will be deductible. All other forms of awards under the 2000 SIP must meet the general requirements described in the previous paragraph in order to avoid the deduction limitations of Section 162(m).

      While the tax impact of any compensation arrangement is one factor to be considered, the Compensation Committee evaluates such impact in light of its overall compensation philosophy. The Compensation Committee intends to establish executive officer compensation programs that will maximize our related income tax deductions if the Compensation Committee determines that such actions are consistent with its philosophy and our best interest and the best interest of our stockholders. However, from time to time the Compensation Committee may award compensation that is not fully deductible if the Compensation Committee determines that such award is consistent with its philosophy and in our best interest and the best interest of our stockholders. To the extent possible, we will state our belief in our annual proxy statement as to the deductibility of compensation paid to executive officers during the pertinent reporting periods.

      Messrs. Gregoire and McCranie meet the independence requirement of Section 162(m). The other member of the Committee recuses himself from voting on compensation matters that are intended to comply with Section 162(m) or otherwise cause any appearance of a conflict.

      This report is submitted by the Compensation Committee.

Richard W. Boyce, Chairman

Jerome N. Gregoire
J. Daniel McCranie

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During 2001, none of our executive officers served on the board of directors of any entities whose directors or officers serve on the Compensation Committee. None of our current or our past executive officers served on the Compensation Committee. Relevant to insider participation, see “Relationships and Related Transactions” below.

PERFORMANCE GRAPH

STOCK PRICE PERFORMANCE

      The following graph shows a comparison of cumulative total stockholder returns for our common stock, the NASDAQ Stock Market Index for U.S. Companies, and the Philadelphia Semiconductor Index. The graph assumes the investment of $100 on April 28, 2000. The relevant performance period for the graph is April 28, 2000 through December 31, 2001. Although our initial public offering was completed on May 3, 2000, the common stock began trading on an as-issued basis on April 28, 2000, on the NASDAQ National Market. The data regarding the Company assumes an investment at the initial public offering price of $16.00 per share of our common stock. The performance shown is not necessarily indicative of future performance.

COMPARISON OF CUMULATIVE TOTAL RETURN IN 2000-2001

	Apr-00	Jun-00	Sep-00	Dec-00	Mar-01	Jun-01	Sep-01	Dec-01

ON Semiconductor	$100	$137	$68	$33	$33	$28	$12	$13
Philadelphia Semiconductor Index	$100	$100	$75	$51	$48	$55	$33	$46
NASDAQ Composite	$100	$105	$97	$65	$49	$57	$40	$52

AUDIT COMMITTEE REPORT (2)

      The Audit Committee, operating under its written charter, has (i) reviewed and discussed the audited financial statements with our management, (ii) discussed with the independent accountants the matters required to be discussed by Statement of Auditing Standards (SAS) No. 61, Communications with Audit Committees, and SAS No. 90, Audit Committee Communications; (iii) received and reviewed the written disclosures and the letter from the independent accountants required by Independence Standards Board No. 1, Independence Discussions with Audit Committees; and (iv) discussed with the independent accountants the independent accountants’ independence. Based on its review and discussions listed above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission. Messrs. Gregoire and McCranie of the Audit Committee each meet the requirements of independence and expertise established by companies with securities quoted on NASDAQ National Market. Mr. Franke does not meet the independence requirements defined in the NASDAQ’s Marketplace Rule 4200 because he is the beneficial owner of a minority equity interest in TPG Semiconductor Holdings, LLC, our majority stockholder, an equity partner with TPG in other investment entities, and a former President, CEO and Chairman of America West Holdings Corp., a company in which TPG has a controlling interest. However, in accordance with the requirements of NASDAQ’s Marketplace Rule 4350(d)(2)(B), the Board has determined that Mr. Franke’s membership on the Audit Committee is in our best interest and the best interest of our stockholders due to his experience in finance and accounting as well as in his experience as a chief financial officer and chief executive officer.

      It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principals (“GAAP”). That is the responsibility of management and the Company’s independent accountants. In giving our recommendation to the Board, we have relied (1) on management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP and (2) on the report of the Company’s independent accountants with respect to such financial statements.

      This report is submitted by the Audit Committee.

Jerome N. Gregoire, Acting Chairman

William A. Franke
J. Daniel McCranie

AUDIT AND RELATED FEES

      Audit Fees. Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) in connection with its audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2001 and its limited reviews of the Company’s unaudited consolidated interim financial statements were $1.1 million, of which an aggregate amount of $950,000 had been billed through December 31, 2001.

(2)	Pursuant to Item 7(d)(3)(v) of Schedule 14A promulgated by the Securities and Exchange Commission, the information set forth under “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulation 14A or 14C, other than as provided in Item 7 of Schedule 14A, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. Such information will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate it by reference.

      Financial Information Systems Design and Implementation Fees. During the year ended December 31, 2001, PricewaterhouseCoopers rendered no professional services to the Company in connection with the design and implementation of financial information systems.

      All Other Fees. In addition to the fees described above, aggregate fees of $5.7 million were billed by PricewaterhouseCoopers for services rendered during the year ended December 31, 2001, primarily for the following professional services (in millions):

Audit-related services	$0.5
Income tax services	$5.2

      Audit-related services included financial statement audits for certain of the Company’s foreign subsidiaries and joint ventures, due diligence assistance, audits of certain employee benefit plans and accounting consultations. Income tax services included tax planning, worldwide tax return preparation and related services, expatriate tax services, and general tax advice.

      The Audit Committee has determined that the provision of services, if any, described above for (a) financial information systems design and implementation fees, and (b) all other fees, is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

PRINCIPAL STOCKHOLDERS

      To the best of our knowledge, the following are beneficial owners of more than 5% of our common stock. The information set forth in the table below is based on 174,763,292 shares of common stock outstanding on March 5, 2002. The information with respect to the number of shares of common stock that the persons listed below own or have the right to acquire on or prior to May 3, 2002 is based solely on information filed by such persons with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. We make no representations as to the current accuracy or completeness of the information reported. Beneficial ownership includes sole or shared voting power or investment power and also any shares that the person has the right to acquire on or prior to May 3, 2002, through the exercise of any stock option, warrant or convertible security.

	Common Stock

	Number of
Name and Address of Beneficial Owner	Shares	Percentage

TPG Advisors II, Inc.	160,460,426 *	76.3
201 Main Street, Suite 2420
Fort Worth, TX 76102
Motorola, Inc.	11,667,233	6.7
1303 East Algonquin Road
Schaumburg, IL 60196

*	The shares of common stock indicated as beneficially owned by TPG Advisors II, Inc. include (a) 124,999,433 shares of common stock directly held by TPG Semiconductor Holdings LLC and (b) 35,460,993 shares of common stock that TPG ON Holdings LLC has the right to acquire upon conversion of Series A Preferred Stock, which excludes any additional shares that are or may become issuable as a result of accrued and unpaid dividends. At the option of its holder, each share of Series A Preferred Stock is convertible into a number of shares of common stock determined by dividing (a) its stated value of $10,000, plus accrued and unpaid dividends, by (b) the conversion price of $2.82, which is subject to specified anti-dilution adjustments. As of March 5, 2002, approximately 1,419,219 shares of common stock were issuable upon conversion in respect of accrued and unpaid dividends, in addition to the 35,460,993 shares reflected in the table. The voting rights of holders of the Series A Preferred Stock are explained above on the first page of this Proxy Statement. For further information regarding the Series A Preferred Stock, see “Relationships and Related Transactions” below. TPG Advisors II, Inc. indirectly controls both TPG Semiconductor Holdings LLC and TPG ON Holdings LLC. The foregoing entities are affiliated with the Texas Pacific Group (“TPG”).

RELATIONSHIPS AND RELATED TRANSACTIONS

      Immediately prior to our August 4, 1999 recapitalization (the “Recapitalization”), we were a wholly owned subsidiary of Motorola, Inc. (“Motorola”). We held and continue to hold, through direct and indirect subsidiaries, substantially all of the assets and operations of the Semiconductor Components Group of Motorola’s Semiconductor Products Sector. As part of the Recapitalization, an affiliate of the Texas Pacific Group (“TPG”) purchased a portion of our common stock from Motorola. As a result, immediately subsequent to the Recapitalization, TPG’s affiliate owned approximately 91%, and Motorola owned approximately 9%, of the common stock. As of March 5, 2002, TPG is the beneficial owner of 76.3% of our common stock, and Motorola is a 6.7% stockholder. As a result of the Recapitalization, we agreed to pay TPG a management fee of not more than $2 million annually. Four of our directors, David Bonderman, Richard Boyce, Justin Chang, and John Marren are also TPG partners. Another director, William Franke, is the beneficial owner of a minority equity interest in TPG Semiconductor Holdings, LLC, our majority stockholder, an equity partner with TPG in other investment entities, and a former President, CEO and Chairman of America West Holdings Corp., a company in which TPG has a controlling interest.

      In connection with the amendment to our senior bank facilities in August 2001, TPG agreed that all management fees payable by us to TPG or its affiliates will accrue and not be payable in cash until our quarterly financial statements establish compliance with certain financial ratios. However, prior to such time, we may pay management fees to TPG or its affiliates with our common stock or warrants in respect of our common stock.

      On September 7, 2001, TPG ON Holdings LLC, an affiliate of TPG, purchased 10,000 shares of our Series A cumulative convertible redeemable preferred stock for $100 million in cash. The Series A Preferred Stock was sold to TPG ON Holdings LLC in a private offering exempt from registration under the Securities Act of 1933. Each share of Series A Preferred Stock is convertible at the option of the holder any time into shares of common stock at a conversion price, for non-voting purposes, of $2.82 per share of common stock, subject to specified anti-dilution adjustments. As of March 5, 2002, the shares of Series A Preferred Stock were convertible into approximately 36,880,212 shares of common stock. At any time on or after the eighth anniversary of the issuance date of the Series A Preferred Stock, the holders may require that we redeem their shares at a redemption price per share equal to the greater of (i) the stated value of the Series A Preferred Stock plus all accrued and unpaid dividends thereon or (ii) 50% of the then current market price of the common stock (based upon the average closing price of the common stock over the preceding 30 trading days) and other assets and property, if any, into which one share of Series A Preferred Stock is then convertible. Upon a change in control, the holders of the Series A Preferred Stock may “put” their shares to us at 101% of the stated value plus accumulated and unpaid dividends. TPG ON Holdings LLC was also granted registration rights in respect of the common stock underlying the Series A Preferred Stock. On November 14, 2001, we filed a registration statement to register for future resale the common stock that is issuable upon the future conversion by TPG ON Holdings LLC of the Series A Preferred Stock. The holders of the Series A Preferred Stock will be entitled to vote with the holders of the common stock as a single class. As of the issuance date, each share of Series A Preferred Stock will be entitled to approximately 3,135 votes, subject to certain adjustments for accumulated dividends and those made in accordance with the anti-dilution provisions. As the holder of our Series A Preferred Stock, TPG ON Holdings LLC is entitled to designate two directors to serve on our Board of Directors for so long as TPG ON Holdings LLC and its affiliates beneficially own at least 50% of the Series A Preferred Stock. In connection with the TPG investment, the Board of Directors appointed the Special Independent Committee, which was comprised solely of independent directors, to negotiate, consider and recommend approval or disapproval of the proposed investment transaction. The Special Independent Committee engaged an investment banker and independent legal counsel to assist in its negotiation and consideration of the TPG investment. The investment banker rendered an opinion that the TPG investment was fair, from a financial point of view, to holders of our common stock other than TPG. The Special Independent Committee unanimously recommended the approval and adoption of the TPG investment by the Board of Directors. For further information with respect to the Series A Preferred Stock, see our Form 8-K Current Report filed with the Securities and Exchange Commission on September 7, 2001.

      In connection with the Recapitalization, Motorola (i) assigned, licensed and sublicensed certain intellectual property in connection with the products we offer, (ii) agreed to continue providing information technology, human resources, supply management, logistics and finance services for agreed periods of time, (iii) agreed to continue providing manufacturing and assembly services to us and to continue using similar services we provide to them for agreed periods of time (see below for a discussion of these services), (iv) agreed to continue selling depreciated equipment to us to support capacity expansion, and (v) leased real estate to and from us. Services may be provided on more favorable terms than we would expect to obtain from independent sources. With the exception of the manufacturing, assembly and other services described below, subsequent to 2001, neither we nor Motorola are providing a material level of services to each other.

      The manufacturing and assembly services that Motorola and we have agreed to continue to provide to each other are at prices intended to approximate each party’s cost of providing the services and are fixed throughout the term of the agreements. During 2001, we paid Motorola $86.1 million for manufacturing and assembly services and $17.7 million for other services. During 2001, we provided Motorola approximately $8.2 million of manufacturing and assembly services. Subject to our right to cancel upon six months’ written notice, we have a minimum commitment to purchase manufacturing and assembly services from Motorola of approximately $22 million and $3 million in years 2002 and 2003, respectively. After 2001, Motorola has no minimum commitment to purchase manufacturing and assembly services from us. In the ordinary course of business Motorola is a customer of ours and we sell our products to them. During 2001, Motorola accounted for approximately 8% of our total revenues or $98.9 million of revenues.

      In addition to the services described above, in connection with the Recapitalization, Motorola became the holder of our 10% Junior Subordinated Note that has a balance as of December 31, 2001, of $115.2 million. The note is due in 2011. Interest is compounded semi-annually, and principal and interest are payable at maturity. During 2001, we accrued interest of $10.7 million.

      For transactions between us and our executive officers, see “Employment Agreements and Arrangements/ Change in Control Agreements.”

SHARE OWNERSHIP OF DIRECTORS AND OFFICERS

      The following table sets forth, as of March 5, 2002, certain information regarding beneficial ownership of our common stock by each director, our Named Executive Officers, and our directors and executive officers as a group. Beneficial ownership includes sole or shared voting power or investment power and also any shares that the individual had the right to acquire as of May 3, 2002, through the exercise of any stock option, warrant or convertible security.

	Number of					Percent of
Name and Address of Beneficial Owner	Shares Owned		Right to Acquire		Total	Outstanding Shares

Steven P. Hanson	30,000		470,050		500,050	*
William George	41,350		216,716		258,066	*
Dario Sacomani	0		241,716		241,716	*
Michael Rohleder	3282	(1)	291,666		294,948	*
Frans van Wijk	1190	(1)	0		1190	*
Peter Zdebel	0		27,500		27,500	*
Curtis J. Crawford	0	(2)	202,339		202,339	*
David Bonderman	124,999,433	(3)	35,463,332	(3)	160,462,765	76.3%
Richard W. Boyce	200,000	(3)	212,339	(3)	412,339	*
Justin T. Chang	0	(3)	2,339	(3)	2,339	*
William A. Franke	6,500	(4)	2,339	(4)	8,839	*
Jerome N. Gregoire	10,000		14,684		24,684	*

	Number of					Percent of
Name and Address of Beneficial Owner	Shares Owned	Right to Acquire		Total		Outstanding Shares

John W. Marren	0 (3)	2,469	(3)	2,469		*
J. Daniel McCranie	0	30,000		30,000		*
All directors and executive officers as a group (18 persons)	125,310,036	37,271,253		162,258,289	(5)	77.4%

*	Less than 1% of the total voting power of the outstanding shares of common stock.

(1)	Pursuant to the January 28, 2002 separation arrangement with Mr. Rohleder, 58,333 shares underlying options subsequently became exercisable (See “Employment Agreements and Arrangements/ Change in Control Agreement” above). Mr. van Wijk’s employment terminated on May 25, 2001, prior to the vesting of any of his options.

(2)	The above table does not include Mr. Crawford’s beneficial ownership of a minority interest in ON Co-Investment Partners I, LP which owns a minority interest in TPG Semiconductor Holdings, LLC, an affiliate of TPG and an entity that TPG Advisors II, Inc. indirectly controls.

(3)	The above table includes for Mr. Bonderman, but excludes for Messrs. Boyce, Chang and Marren, 160,460,426 shares beneficially owned by TPG Advisors II, Inc. consisting of (a) 124,999,433 shares common stock directly held by TPG Semiconductor Holdings LLC and (b) 35,460,993 shares of common stock that TPG ON Holdings LLC has the right to acquire upon conversion of Series A Preferred Stock, which excludes any additional shares after the original issuance of the Series A Preferred Stock that are or may become issuable as a result of accrued and unpaid dividends. (See “Principal Stockholders” above.) Each of Messrs. Bonderman, Boyce, Chang and Marren is a partner of TPG, and Mr. Bonderman is a director, executive officer and stockholder of TPG Advisors II, Inc. Each of Messrs. Bonderman, Boyce, Chang and Marren disclaims beneficial ownership of the shares beneficially owned by TPG Advisors II, Inc., except to the extent of his pecuniary interest therein. Shares owned by Mr. Boyce include 200,000 shares of common stock owned directly by him.

(4)	The above table does not include any shares beneficially owned by TPG Advisors II, Inc., although Mr. Franke is the beneficial owner of a minority equity interest in TPG Semiconductor Holdings, LLC, our majority stockholder, an equity partner with TPG in other investment entities, and a former President, CEO and Chairman of America West Holdings Corp., a company in which TPG has a controlling interest. Shares owned by Mr. Franke include 6,500 shares of common stock owned directly by him.

(5)	These numbers include shares of common stock issuable upon exercise of options through May 3, 2002, and include shares of common stock as shares beneficially owned by TPG Advisors II, Inc. Mr. Bonderman disclaims beneficial ownership of such shares as described above.

SECTION 16(a) REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers and persons who own more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of any of our equity securities. To our knowledge (based solely on review of the copies of such reports furnished to us), all officers, directors and beneficial owners of greater than ten percent of our equity securities made all required filings under Section 16(a).

MISCELLANEOUS INFORMATION

Solicitation of Proxies

      The entire cost of soliciting proxies will be borne by us. In addition to the solicitation of proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy materials to the beneficial owners of the stock and secure their voting instructions, if necessary. We will reimburse such record holders for their reasonable expenses in so doing. We may also use several of our regular employees, who will not be specially compensated, to solicit proxies, either personally or by telephone, telegram, facsimile or special delivery letter.

Annual Report/ Form 10-K

      Our 2001 Annual Report to Stockholders, which includes our Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2001, is being mailed concurrently to all stockholders of record as of March 25, 2002. Exhibits to the Form 10-K are available for the cost of photocopying. To receive a copy, please write to Director of Investor Relations, ON Semiconductor Corporation, 5005 E. McDowell Road, Phoenix, AZ 85008.

Other Business

      Other than the election of directors, a proposal to approve the ON Semiconductor 2002 Executive Incentive Plan, a proposal to amend our Restated Certificate of Incorporation to increase the number of shares of common stock authorized for issuance, and the ratification of PricewaterhouseCoopers LLP as independent accountants, our Board of Directors does not intend to bring any other matters to be voted on at the meeting. Our Board is not currently aware of any other matters that will be presented by others for action at the meeting. However, if other matters are properly presented at the meeting and you have signed and returned your proxy card, the proxies will have discretion to vote your shares on such matters to the extent authorized under the Securities Exchange Act of 1934.

Stockholder Nominations and Proposals

      Subject to advance notice provisions contained in our Bylaws, a stockholder of record may propose the nomination of someone for election as a director by timely written notice to our Secretary. Generally, a notice is timely given if received by our Secretary not less than 90 or more than 120 days before the date of the annual meeting. However, if the date of the annual meeting has not been publicly disclosed or announced at least 105 days in advance of the annual meeting, then our Secretary must have received the notice within 15 days of such initial public disclosure or announcement. The notice must set forth: (i) with respect to each person whom such stockholder proposes to nominate for election or re-election as a director, all information relating to such person as would be required to be disclosed under federal securities laws in a proxy statement relating to the election of directors (including such person’s or persons’ written consent to being named in the proxy statement as a nominee), (ii) the name and address of the nominating stockholder, as they appear on our books and (iii) the class and number of shares that are owned beneficially and of record by the nominating stockholder on the date of the notice. In addition, not more than 10 days after a request from our Secretary, the nominating stockholder must furnish to the Secretary such additional information as the Secretary may reasonably require. A nomination that does not comply with the above procedure will be disregarded.

      Stockholder proposals for the 2003 Annual Meeting must be received at our principal executive offices, 5005 E. McDowell Road, Phoenix Arizona 85008, not later than December 17, 2002, to be considered for inclusion in the 2002 Proxy Statement. Proposals to be presented at the Annual Meeting that are not intended for inclusion in the Proxy Statement must be submitted in accordance with applicable advance notice provisions of our Bylaws. You may contact our Secretary at the principal executive offices to request a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals. Generally, our Bylaws provide that a stockholder may sponsor a proposal to be considered at the annual meeting if written notice of such proposal is timely received by our Secretary. Generally, a notice is timely given if received by our Secretary not less than 90 or more than 120 days before the date of the annual meeting. However, if the date of the annual meeting has not been publicly disclosed or announced at least 105 days in advance of the annual meeting, then our Secretary must have received the notice within 15 days of such initial public disclosure or announcement. The notice must set forth: (i) as to each matter the sponsoring stockholder proposes to bring before the annual meeting, a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address of the sponsoring stockholder, as they appear on our books (iii) the class and number of shares that are owned beneficially and of record by the sponsoring stockholder on the date of the notice and (iv) any material interest of the sponsoring stockholder in such proposal. In addition, not more than 10 days after a request from our Secretary, the sponsoring stockholder must furnish to the Secretary such additional information as the Secretary may reasonably require. A proposal that does not comply with the above procedure will be disregarded.

      Stockholders are urged to mark, sign, date, and mail the proxy in the enclosed envelope, postage for which has been provided for mailing in the United States. Your prompt response is appreciated.

/s/ GEORGE H. CAVE

GEORGE H. CAVE
Vice President and Secretary

Dated: April 10, 2002

Appendix A

ON SEMICONDUCTOR 2002 EXECUTIVE INCENTIVE PLAN

1.     Purposes.

      The purposes of the ON Semiconductor 2002 Executive Incentive Plan (“Plan”) are to motivate the Company’s Covered Employees (as defined below) to improve stockholder value by linking a portion of their cash compensation to the Company’s financial performance, reward Covered Employees for improving the Company’s financial performance, and help attract and retain such Covered Employees. The Plan is designed to ensure that the bonus paid hereunder to the Covered Employees of the Company is deductible without limit under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the “Code”).

2.     Definitions.

      The use of singular or plural defined terms in the Plan shall have the same meaning as in this Article 2.

A. “Award” means any cash incentive payment made under the Plan.

B. “Code” means the Internal Revenue Code of 1986, as amended.

C. “Committee” means the Compensation Committee of ON’s Board of Directors, or such other committee designated by that Board of Directors, which is authorized to administer the Plan under Section 3 hereof. The Committee shall consist of at least two individuals who qualify as outside directors of the Company under Code Section 162(m). The Committee shall have the sole discretion and authority to administer and interpret the Plan in accordance with Code Section 162(m).

D. “Company” means ON and any corporation or other business entity of which ON (i) directly or indirectly has an ownership interest of 50% or more, or (ii) has a right to elect or appoint 50% or more of the board of directors or other governing body.

E. “Covered Employee” means any employee of the Company who is a “covered employee” as within the meaning of Section 162(m)(3) of the Code.

F. “ON” means ON Semiconductor Corporation.

G. “Participant” means a Covered Employee who is designated by the Committee to participate in the Plan for a fiscal year (or performance period) pursuant to Article 4 of this Plan.

H. “Plan” means the ON Semiconductor 2002 Executive Incentive Plan.

3.     Administration.

      A.     The Plan shall be administered by the Committee. The Committee shall have the authority to:

(i) interpret and determine all questions of policy and expediency pertaining to the Plan;

(ii) adopt such rules, regulations, agreements and instruments as it deems necessary for its proper administration;

(iii) select Covered Employees to receive Awards;

(iv) determine the terms of Awards including, without limitation, the duration of any performance period;

(v) determine amounts subject to Awards (within the limits prescribed in the Plan);

(vi) determine whether Awards will be granted in replacement of or as alternatives to any other incentive or compensation plan of the Company or an acquired business unit;

(vii) accelerate the payment of Awards only as permitted under Section 162 (m) of the Code;

(viii) correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or any Award notice;

(ix) take any and all other actions it deems necessary or advisable for the proper administration of the Plan;

(x) adopt such Plan procedures, regulations, subplans and the like as it deems are necessary to enable Covered Employees to receive Awards; and

(xi) amend the Plan at any time and from time to time, provided however that no amendment to the Plan shall be effective unless approved by the Company’s stockholders, to the extent such stockholder approval is required under Section 162(m) of the Code.

      B.     The Committee may delegate its authority to grant and administer Awards to a separate committee; however, only to the extent permitted under Section 162(m) of the Code.

4.     Eligibility.

      Participation in the Plan is limited in any fiscal year (or performance period) to each employee that the Committee concludes will likely be a Covered Employee for such fiscal year (or performance period). If an employee is designated in its discretion by the Committee to be a Participant under the Plan, but it is later determined that the Participant is in fact not a Covered Employee under the Code, such employee shall remain a Covered Employee for purposes of the Plan and shall remain a Participant in the Plan for such fiscal year (or performance period).

5.     Performance Goals.

      A.     The Committee shall establish performance goals in writing applicable to a particular fiscal year (or performance period) prior to its start, provided, however, that such goals may be established after the start of the fiscal year (or performance period) but while the outcome of the performance goal is substantially uncertain in accordance with the timing and method of establishing performance goals, as permitted under Code Section 162(m).

      B.     Each performance goal shall identify one or more business criteria of the Company and/or any business unit that are to be monitored during the fiscal year (or performance period), such as:

•	Net income
•	Earnings per share
•	Return on investment or assets
•	Operating income
•	Strategic positioning programs
•	Return on equity
•	New product releases
•	Operating margin
•	Gross profit
•	Stockholder return
•	Revenue
•	Revenue growth
•	New product development
•	Market share
•	Return on net assets
•	Cash flow
•	Earnings before interest, taxes, depreciation and amortization (EBITDA)

      C.     The Committee shall determine the target level of performance that must be achieved with respect to each criterion that is identified in a performance goal in order for a performance goal to be treated as attained.

      D.     The Committee may base performance goals on one or more of the foregoing business criteria. In the event performance goals are based on more than one business criteria, the Committee may determine, in its discretion, to make Awards based on alternative criteria, weighting of criteria, or other relevant basis on which the Committee shall establish and determine.

6.     Awards.

      A.     Awards may be made on the basis of Company and/or business unit performance goals and formulas determined by the Committee. During any fiscal year of the Company, no Participant shall receive an Award of more $5,000,000.

      B.     The Committee, in its discretion, may reduce or eliminate a Participant’s Award at any time before it is paid, whether or not calculated on the basis of pre-established performance goals or formulas.

      C.     The payment of an Award requires that the Participant be on the Company’s payroll as of the last day of the fiscal year (or performance period) and on the Company’s payroll as of the date the Award is paid. The Committee may make exceptions to this requirement in the case of retirement, death or disability, as determined by the Committee in its sole discretion.

      D.     The Company shall withhold all applicable federal, state, local and foreign taxes required by law to be paid or withheld relating to the receipt or payment of any Award.

      E.     At the discretion of the Committee, payment of an Award or any portion thereof may be deferred until a time established by the Committee. Deferrals shall be unfunded and shall be made in accordance with guidelines established by the Committee to ensure that such deferrals comply with applicable requirements of the Code and its regulations. Deferrals shall be initiated by the delivery of a written, irrevocable election by the Participant to the Committee or its nominee. Such election shall be made prior to the date specified by the Committee. The Committee may also credit earnings on cash payments that are deferred and set the rates of such interest.

7.     General.

      A.     The Plan shall become effective as of January 1, 2002, subject to stockholder approval of the Plan at the Company’s 2002 Annual Shareholders Meeting. The Plan shall terminate on December 31, 2006. No Award may be made under the Plan after the date the Plan terminates, but Awards made prior to that date may extend beyond that date.

      B.     Any rights of a Participant under the Plan shall not be assignable by such Participant, by operation of law or otherwise, except by will or the laws of descent and distribution. No Participant may create a lien on any funds or rights to which he or she may have an interest under the Plan, or which is held by the Company for the account of the Participant under the Plan.

      C.     Participation in the Plan shall not give any Covered Employee any right to remain in the employ of the Company. Further, the adoption of this Plan shall not be deemed to give any Covered Employee or other individual the right to be selected as a Participant or to be granted an Award.

      D.     To the extent any person acquires a right to receive payments from the Company under this Plan; such rights shall be no greater than the rights of an unsecured creditor of the Company.

      E.     The Plan shall be governed by and construed in accordance with the laws of the State of Arizona.

      F.     The Committee may suspend or terminate the Plan at any time with or without prior notice. In addition, the Committee may from time to time and with or without prior notice, amend or modify the Plan in any manner, but may not without stockholder approval adopt any amendment that would require the vote of stockholders of the Company pursuant to 162(m) of the Code.

PROXY	PROXY

ON SEMICONDUCTOR CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS – MAY 23, 2002

I appoint Steven P. Hanson, John T. Kurtzweil and George H. Cave, individually and together, proxies with full power of substitution, to vote all my common stock of ON Semiconductor Corporation (the “Company”) which I have the power to vote, at the Annual Meeting of Stockholders to be held at the Wyndham Buttes Resort, 2000 Westcourt Way, Tempe, Arizona 85282 on May 23, 2002, at 9:30 a.m. local time and at any adjournments or postponements of the meeting. In the absence of specific voting directions from me, my proxies will vote in accordance with the Directors’ recommendations on the reverse side of this card. My proxies may vote according to their discretion on any other matter which may properly come before the meeting. I revoke any proxy previously given and acknowledge that I may revoke this proxy prior to its exercise.

UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED FOR (1) THE ELECTION OF EACH CLASS III DIRECTOR NOMINEE, (2) APPROVAL OF THE ON SEMICONDUCTOR 2002 EXECUTIVE INCENTIVE PLAN, (3) AMENDMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF ITS COMMON STOCK, AND (4) RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS.

YOUR VOTE IS IMPORTANT: PLEASE SIGN AND DATE THE OTHER SIDE OF THIS PROXY CARD AND RETURN IT PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

FOLD AND DETACH HERE

ON SEMICONDUCTOR CORPORATION

PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY.

The Board of Directors recommends a vote FOR Proposals 1 through 4.

1.	TO ELECT 3 CLASS III DIRECTORS - Nominees: Steven P. Hanson, Jerome N. Gregoire, and John W. Marren	For All	Withheld All	For all except nominees written in below

Except nominee(s) written above. To withhold authority to vote for any individual nominee, write name(s) of nominee(s) above.

2.	TO APPROVE THE ON SEMICONDUCTOR 2002 EXECUTIVE INCENTIVE PLAN	For	Against	Abstain

3.	TO AMEND THE CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES	For	Against	Abstain

4.	TO RATIFY PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS	For	Against	Abstain

Please sign exactly as name(s) appear on your common stock certificates. If acting as an executor, administrator, trustee, custodian, guardian, etc., you should so indicate in signing. If the stockholder is a corporation, please sign the full corporate name, by a duly authorized officer. If shares are held jointly, each stockholder named should sign.

Dated:	, 2002

Signature

Signature

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS YOU SPECIFY ABOVE. IF NO SPECIFIC VOTING DIRECTIONS ARE GIVEN BY YOU, THIS PROXY WILL BE VOTED FOR EACH OF THE LISTED PROPOSALS AND, WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENTS OR POSTPONEMENTS, IN ACCORDANCE WITH THE DISCRETION OF THE APPOINTED PROXY. PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY.

FOLD AND DETACH HERE